WALGREEN CO. TO DUAL LIST STOCK ON NASDAQ AND NYSE

DEERFIELD, Ill., Jan. 12, 2004 – Walgreen Co. (NYSE: WAG) today announced it has reached a one-year agreement with NASDAQ to dual list its stock on the NASDAQ and the New York Stock Exchange. The dual listing is expected to become effective within several weeks.

"By dual listing, we’ll bring more competition to the markets and provide investors with more choice in trading venues," said Walgreens Chairman Dave Bernauer. "We believe this move is in the best interests of both our individual and institutional shareholders."

Walgreen stock has traded on the NYSE since Feb. 15, 1934. The stock will trade on the NASDAQ under the same symbol, WAG. Walgreens also will continue using the NYSE closing price as its stock price of record.

Walgreen Co. is the nation’s largest drugstore chain, with fiscal 2003 sales of $32.5 billion and 4,290 stores in 44 states and Puerto Rico. The company, which plans to open 450 new stores nationwide in fiscal 2004, also operates Walgreens Health Initiatives, which provides pharmacy benefits management, mail service prescriptions and other clinical services.